[Williams Letterhead]

Alan S. Armstrong
President & CEO
The Williams Companies, Inc.

June 23, 2011

The Special Committee of the Board of Directors of Southern Union
c/o Corporate Secretary
Southern Union Company
5444 Westheimer Road
Houston, TX 77056-5306

Gentlemen:

We are pleased to submit a proposal to acquire 100% of the issued and outstanding common stock of Southern Union (the “Company”) at a purchase price of $39.00 per share, payable in cash, which represents a total enterprise value of approximately $8.7 billion. Our proposal represents a premium of 18% over the nominal purchase price of $33.00 per share in your proposed transaction with Energy Transfer and a premium of 38% over Southern Union’s closing share price of $28.26 per share on June 15, 2011, the last trading day prior to the announcement of the Energy Transfer transaction.

As evidenced by my past discussions with Mr. Lindemann and Mr. Herschmann about a potential combination, we have spent significant time and effort studying your company and the potential benefits of an acquisition of the Company by Williams. We view Southern Union’s businesses as an attractive suite of stable assets that have long-term growth opportunities. The combination of Williams and Southern Union would create a premier pipeline operator with nearly 30,000 miles of regulated pipelines and a more diverse cash flow stream than either company currently enjoys.

Our all-cash proposal is superior to that of your proposed transaction with Energy Transfer in that it offers substantially greater value to all Southern Union shareholders and a clearer and more expedient path to value realization with less risk and uncertainty than the proposed sale to Energy Transfer.

Our proposal is not subject to any financing contingency. We have engaged Barclays Capital and Citi as financial advisors and financing sources for the transaction, and they have informed us that they are highly confident in our ability to finance the all-cash purchase price.

We have also engaged Cravath, Swaine & Moore LLP and Gibson, Dunn & Crutcher LLP as our legal advisors in connection with this transaction. We and our counsel have reviewed the terms of your merger agreement with Energy Transfer, and we are confident that we can expeditiously reach a definitive agreement with you on substantially similar terms, modified as necessary to accommodate our all-cash proposal. We have also reviewed the regulatory approvals required for a combination of our businesses. We have developed a comprehensive plan for securing all necessary regulatory approvals and would be pleased to discuss this plan with you at your earliest convenience. We expect we will be in a position to consummate the proposed transaction on a timeline consistent with the proposed Energy Transfer transaction.

Our proposal is subject to completion of confirmatory due diligence, which we will be able to finalize quickly given our industry expertise. We are prepared to negotiate definitive documentation simultaneously with our due diligence efforts, which would enable us to be in a position to execute definitive documentation within two weeks. Consistent with that timetable, our proposed purchase price is premised on Southern Union terminating the Energy Transfer transaction within the 40-day window established by your merger agreement with Energy Transfer for the lower breakup fee.

Our Board of Directors has unanimously approved this proposal.

This letter does not constitute any legally binding obligation, liability or commitment on the part of Williams regarding the proposed transaction. Other than any confidentiality agreement we may enter into with you, there will be no legally binding agreement between us regarding the proposed transaction unless and until a definitive purchase agreement has been executed by Southern Union and Williams.

We are eager to finalize our confirmatory due diligence and the definitive documentation relating to the proposed transaction. We look forward to hearing from you soon.

Very truly yours,

/s/ Alan S. Armstrong

Alan S. Armstrong
President and Chief Executive Officer of Williams

cc: Mr. George Lindemann, Chairman and Chief Executive Officer
      Mr. Eric Herschmann, Vice Chairman, President and Chief Operating Officer
      Ms. Monica Gaudiosi, Senior Vice President and General Counsel